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                                                                  EXHIBIT 10(ff)

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                                                            FLEXIBLE PERQUISITES
                                                                         PROGRAM
                                                                  FOR EXECUTIVES



                                                            Revised January 1999

[JOSEPH E. SEAGRAM & SONS COMPANY LOGO]           Joseph E. Seagram & Sons, Inc.


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FLEXIBLE PERQUISITES PROGRAM FOR EXECUTIVES

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INTRODUCTION

As a Seagram executive, you play an important role in advancing the company's business goals and objectives. To support you in that role, the company has long maintained a Flexible Perquisites Program under which executives are eligible for certain perquisites.

The purpose of the Flexible Perquisites Program is twofold: (1) to recognize your valuable role in and contribution to the company and (2) to help you balance the continuing challenges of your job with the demands you face outside of work. Your personal and professional success helps to ensure the continued success of Seagram -- these perquisites are available to support that success. The details of the Flexible Perquisites Program are provided in the pages that follow. If you have additional questions after reviewing this booklet, please contact the Benefits Department.

ELIGIBILITY

All Seagram U.S. executives are eligible to participate in the Flexible Perquisites Program. Each executive receives an allowance of perquisite credits based on his/her current grade level. In the event an individual's executive status changes, so too will his or her perquisite allowance to reflect the new allowance level. For your specific allowance amount please contact the Benefits Department or your Human Resources representative.


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HOW THE PROGRAM WORKS

The Flexible Perquisites Program is designed to accommodate the differing needs and priorities of each Seagram executive. As such, the program gives you the flexibility to choose those perquisites that are most appropriate to your work and family situation. Here's how it works:

1. At the beginning of each calendar year, you receive an allowance of taxable perquisite "credits". This is an account against which you can apply eligible expenses throughout that year.

2. You can spend these perquisite credits on any item on the "menu" of perquisite items. This menu encompasses a range of services, all of which are described in more detail later in this booklet.

3. Whenever you incur expenses for eligible perquisites, you can submit those expenses for reimbursement until you exhaust your allotted perquisite credits. You pay for the perquisite initially, then submit the appropriate documentation for reimbursement. Documentation that will be accepted as verification of expense are items such as actual receipts, canceled checks, or credit card statements.

      Please submit all reimbursement requests to the New York Benefits Department. To ease administration, we ask that you do not submit these expenses until they total at least $100.

4. All reimbursements are made through your regular paycheck and all reimbursed amounts are taxable, subject to tax withholding as would any other form of compensation.

5. Although your perquisite credit account runs on a calendar year basis, all expenses must be submitted for processing by the first Friday in December. Any expenses received after that date will be applied toward the following year's perquisite credit allowance.


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6.    If you elect coverage under the Executive Personal Excess Liability Plan during the annual Flexible Benefit enrollment, Seagram will automatically deduct the cost from your Flexible Perquisite account. If you choose to purchase excess liability insurance from your own insurance broker, you may submit the premium invoice for reimbursement under the Flexible Perquisite Program.

It is important to note that the Flexible Perquisites Program is completely separate from the Seagram Flexible Benefits Program. Credits allotted under the Flexible Perquisites Program cannot be used for the Seagram Flexible Benefits Program or vice versa.

THE PERQUISITES MENU

The perquisites offered through the Flexible Perquisites Program have been selected to provide executives with a wide range of services and support. Following is a listing and description of each eligible perquisite.

AUTOMOBILE LEASING/PURCHASE AND INSURANCE

Recognizing that executives may occasionally use their personal automobiles for business purposes, this perquisite allows executives to be reimbursed for a number of related expenses. Executives can be reimbursed up to the amount of credits available to the executive for the cost of leasing or purchasing an automobile from the dealer of their choice. All expenses included in the leasing contract or contract of purchase are eligible for reimbursement. Executives can also submit the cost of automobile insurance on their personal automobiles. Licensing fees, gas, maintenance and car washes are not considered eligible expenses.


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PARKING EXPENSES

Executives can be reimbursed for parking expenses incurred during their regular commute to work. This does not include parking expenses incurred during business trips, which will continue to be filed with expense reports.

CELLULAR PHONES

Cellular phones have become helpful business tools. Consequently, the basic fees associated with the purchase, service, accessories and usage contract are eligible for reimbursement from your Flexible Perquisite account. The costs for business related calls should continue to be submitted as regular business expenses.

CHILD/ELDER CARE

Certain child/elder care expenses, including fees paid for the care of a child or a dependent spouse or parent while you work or travel on business, are considered eligible perquisites. Eligible expenses are not subject to the same restrictions associated with Dependent Care Spending Account--for example, executives do not need to provide the tax identification number of the care provider to be reimbursed.

How this differs from Dependent Care Spending Account: This perquisite is a program completely separate from the Dependent Care Spending Account available through the Seagram Flexible Benefits Program. The child/elder care perquisite is designed to supplement executives' contributions to the Dependent Care Spending Account, not to replace it. The Dependent Care Spending Account available through the Seagram Flexible Benefits Program is a tax-effective way to pay for dependent care. However, Seagram recognizes that IRS rules often limit executives' contributions to this account and offers this perquisite to make up any difference on an after-tax basis.


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EXECUTIVE PERSONAL ACCIDENT INSURANCE

Executives can be reimbursed for an individual personal accident insurance policy obtained through their personal insurance agents.

EXCESS LIABILITY INSURANCE

Executives can purchase through the company a personal excess liability insurance policy that provides up to $5 million in personal liability insurance after the underlying minimum coverages you are required to carry are exhausted.

Executives can also be reimbursed for an individual personal excess liability insurance policy obtained through their personal insurance agents.

FITNESS CENTERS AND GENERAL WELLNESS PROGRAMS

This perquisite helps you and your family members to participate in programs not covered under Seagram's other wellness programs. Eligible expenses can include expenses for weight loss, smoking cessation, or stress reduction programs and health club membership fees as long as the membership requirements are non-discriminatory. Requests for reimbursement of health club membership fees should be made through the Flexible Perquisite Program. The Health Club Reimbursement Program is for those employees not eligible for the Flexible Perquisite Program. Country club dues are not considered an eligible expense.


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HOME MAINTENANCE SERVICES

There may be occasions when your work responsibilities interfere with your ability to maintain your home. This perquisite can help by allowing you to pay for home maintenance services. Eligible expenses include such items as house cleaning, house repairs and lawn services.

OFFICE EQUIPMENT FOR HOME USE

As technology improves and becomes more readily accessible to consumers, many executives are acquiring and using office equipment in their homes. On occasion this equipment may be used for Company-related business. In view of this, the costs for purchasing and servicing personal computer equipment, fax machines, home business machines, phone message machines, laptops, palm computers and accessories are eligible for reimbursement through the Program. The cost of home office furniture is also eligible for reimbursement.

HOME SECURITY

Executives can be reimbursed for the installation and maintenance of a home security system to ensure the safety and security of executives' homes and families when they are traveling on business.


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LEGAL SERVICES

Executives can use this perquisite to pay for legal counsel for a variety of services, such as drafting a will or closing on a home. However, in the unlikely event that an executive becomes involved in a lawsuit with Seagram or any of its affiliates, directors, officers, employees, agents or representatives, any related legal fees are not considered eligible expenses.

PROFESSIONAL FINANCIAL SERVICES

Professional financial services that are eligible as perquisites include financial counseling, seminars and/or income tax preparation. Executives can also use this perquisite to purchase income tax or financial software for their home computers.

Executives can choose an individual or firm for these services on their own. They also have the option of choosing one of the following companies with which Seagram has an existing relationship.

INCOME TAX PREPARATION:

Paneth Haber & Zimmerman
600 Third Avenue
New York, N.Y. 10016-1938
Contact:  Steve C. Baum - 212-503-8811

Richard A. Eisner & Company
575 Madison Avenue
New York, N.Y. 10022-2597
Contact:  Bernard C. Kleinman - 212-891-4040



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FINANCIAL PLANNING:

Salans Hertfeld
Heilbronn, Christy & Viener
620 5th Avenue
New York, N.Y. 10020
Contact:  Lanny Oppenheim - 212-632-5527



VIP AIRLINE CLUB MEMBERSHIPS

These memberships are a convenience and normally offer access to office equipment and telephones, which might be used for business purposes while on personal travel. Because of this, the cost of VIP airline club memberships are eligible expenses for reimbursement.

KEEPING THE PROGRAM FRESH

The company continually reviews the Flexible Perquisites Program to ensure that the Program and its menu of eligible perquisite remains relevant and tuned in to executives' needs and lifestyles. If you have any questions, comments, or suggestions about the Flexible Perquisites Program, please direct them to the Benefits Department.



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